UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) February 28, 2011

TROPICANA ENTERTAINMENT INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-53831	27-0540158
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3930 Howard Hughes Parkway, 4th Floor, Las Vegas, Nevada	89169
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (702) 589-3900

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 28, 2011, Tropicana Entertainment Inc. (the “Company”) entered into an amendment (the “Amendment”) to the Company’s credit facility (the “Exit Facility”) with the lenders party thereto and Icahn Agency Services LLC, the administrative agent and collateral agent under the Exit Facility.  The Amendment eliminates the requirement to comply with a minimum fixed charge coverage ratio for the quarter ended December 31, 2010 and reduces the minimum fixed charge coverage ratio from 2.00 to 1.00 to 1.00 to 1.00 for each of the quarters in the fiscal year ending December 31, 2011.  After December 31, 2011 the minimum fixed charge coverage ratio is 2.00 to 1.00. Entities affiliated with Carl C. Icahn, the chairman of the board of directors of the Company and beneficial owner of approximately 51.5% of the Company’s common stock, are lenders under the Exit Facility and hold over 50% of the loans extended under the Exit Facility.  In addition, Icahn Agency Services LLC is an entity affiliated with Mr. Icahn.

The description above is only a summary of the material provisions of the Amendment and is qualified in its entirety by reference to a copy of the Amendment, which is filed as Exhibit 10.1 to this current report on Form 8-K and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Description
10.1

Amendment No. 1 to Credit Agreement, dated as of February 28, 2011, among Tropicana Entertainment Inc., the lenders party thereto and Icahn Agency Services LLC, as administrative agent and as collateral agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TROPICANA ENTERTAINMENT INC.

Date: March 4, 2011

	By:	/s/ Lance J. Millage
	Name:	Lance J. Millage
	Title:	Executive Vice President, Chief Financial Officer and Treasurer